UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 26, 2008

deltathree, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-28063	13-4006766
(Commission File Number)	(IRS Employer Identification No.)

75 Broad Street, New York, NY	10004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(212) 500-4850

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Resignation of Chief Executive Officer and President.

On April 1, 2008, deltathree, Inc. (the “Company”) announced that Shimmy Zimels has notified the Company that he will be resigning from the positions of Chief Executive Officer and President on or about May 31, 2008. Mr. Zimels will remain a member of the Board of Directors, and otherwise available to assist the Company, following the effective date of his resignation.

(c)	Appointment of New Chief Executive Officer and President.

The Company also announced the appointment of Dror Gonen as its new Chief Executive Officer and President. Mr. Gonen will be joining the Company on about May 1, 2008. From that date until on or about May 31, 2008, there will be a transition period during which Mr. Gonen will assume the duties and responsibilities of Chief Executive Officer and President from Mr. Zimels.

Prior to joining the Company, Mr. Gonen, age 41, spent most of the period from August 1998 serving in various positions at Comverse Technology, Inc., which develops, manufactures and supports software, systems and related services for multimedia communication and information processing applications. In his last position at Comverse, Mr. Gonen served since October 2005 as Vice President, General Manager of Comverse's Content Solutions line of businesses. Prior to that, since March 2004 he helped to establish and run Comverse's i-mode business unit. From January 2003 to February 2004, Mr. Gonen was the marketing team manager of Comverse's SMS business unit. From June 2002 to December 2002, he was a Senior Associate at Apax Partners VC, a global private equity group that invests in early stage and mature companies. From August 1998 to May 2002, Mr. Gonen held various positions in Comverse's Research and Development and Product Management departments. Prior to joining Comverse, Mr. Gonen served in the Israeli Defense Forces as an Engineer in the Ordinance Headquarters from March 1990 to July 1998, achieving the rank of Major. Mr. Gonen graduated with distinction from the Technion Institute in both Electrical Engineering and Physics, and holds an M.B.A. from Bar-Ilan University.

Mr. Gonen will serve as Chief Executive Officer and President pursuant to the terms and conditions set forth in the employment agreement between him and the Company, dated March 26, 2008 (the “Employment Agreement”), attached as Exhibit 99.1 hereto. Pursuant to the terms of the Employment Agreement, Mr. Gonen shall receive an annual salary of $250,000, which will be adjusted as of January 15th each year in direct proportion to the Cost of Price Index of the immediately-preceding year. In addition, Mr. Gonen shall receive options to purchase 1,000,000 shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Shares”), under the Company’s 2004 Stock Incentive Plan (the “Plan”) at the Fair Market Value (as defined in the Plan) of the Shares. Options to purchase 250,000 Shares shall vest upon the one-year anniversary of the commencement date of Mr. Gonen’s employment with the Company, and options to purchase 65,000 Shares shall vest in quarterly installments over a period of three years thereafter. Mr. Gonen shall be eligible to receive bonuses under the Company’s 1999 Amended and Restated 1999 Performance Incentive Plan, a portion of which shall be dependent upon the achievement by the Company of certain goals and a portion of which shall be determined by the Compensation Committee of the Board of Directors in its discretion. Mr. Gonen shall also receive benefits and perquisites that are generally provided to other senior officers of the Company.

Mr. Gonen did not previously hold any position with the Company. There are no related person transactions between the Company and Mr. Gonen, nor are any such transactions contemplated. Mr. Gonen has no family relation with any director or officer of the Company.

The Company issued a press release dated April 1, 2008, announcing the resignation of Mr. Zimels and the appointment of Mr. Gonen, which is attached as Exhibit 99.2 hereto.

(e)	Material Compensatory Arrangement with Principal Executive Officer.

In connection with Mr. Zimels’ resignation, the Company and Mr. Zimels agreed upon a severance arrangement pursuant to which the Company shall pay Mr. Zimels the sum of $100,000 starting June 1, 2008, over the remainder of 2008. In addition, Mr. Zimels shall be allowed to retain a car provided by the Company, for which the Company will pay approximately $1,350 per month, through the end of 2008. Mr. Zimels will waive any right of payment by the Company for unused vacation days to which Mr. Zimels was entitled pursuant to the Company’s vacation policies. Finally, restricted stock units (“Units”) to purchase 11,666 Shares that had been provided to Mr. Zimels that are due to vest on August 1, 2009, shall be cancelled and Mr. Zimels shall remain eligible to receive Units to purchase 11,666 Shares that are due to vest on August 1, 2008.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit No.	Document
99.1	Executive Employment Agreement between the Company and Mr. Gonen, dated March 26, 2008.
99.2	Press release issued by the Company dated April 1, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTATHREE, INC.

By:	/s/ Peter Friedman
Name: Peter Friedman
Title: General Counsel and Secretary

Dated: April 1, 2008